Exhibit 99.1 – May 2 Press Release

Timberline Appoints Paul Dircksen as Vice-President of Exploration

SPOKANE, Wash., May 2, 2006 (PRIMEZONE via COMTEX) -- Timberline Resources Corporation (Pink Sheets:TBLC) announced today that Paul Dircksen, currently a director and consultant to the company, has been appointed as its Vice-President of Exploration and will lead its Mineral Exploration Division.

Mr. Dircksen has enjoyed a distinguished thirty-five year career in the mining and mineral exploration industries, serving in executive, managerial, and technical roles at several companies. He possesses a strong "hands-on" technical background, serving as a team member on nine significant gold discoveries, six of which have become operating mines. He has broad international experience in precious metals, base metals and industrial minerals with expertise covering a wide array of geological settings.

Mr. Dircksen has served as President of Canadian juniors Brett Resources and Bravo Venture Group. He also co-founded Vancouver-based Orvana Minerals where he held Vice-President and COO positions and was primarily responsible for project acquisitions, exploration program direction, and business development. He has also held project management and operational positions at Lacana Gold, Gulf Resources, Cordex Exploration, and Hecla Mining. He holds degrees in Geology and Geological Engineering from the University of Nevada, Reno.

Timberline Chairman and CEO John Swallow stated, "We are extremely pleased to elevate Paul's role at Timberline.  While already a driving force within the Company as a Director, in his new role he will have broad authority to pursue his own agenda and create a top-notch exploration program.  Our exploration business plan is to identify quality mineral systems, add value through discovery, and form joint ventures and strategic alliances for their further exploration, development and, if possible, operation.  We are pleased to have a person of Paul's reputation, integrity, and experience leading these efforts."

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with the "blue sky" upside of its experienced mineral exploration team. Timberline is a fully-reporting company with fewer than 20 million shares outstanding.  Its common stock is quoted on the OTC Market under the symbol "TBLC."

Certain statements contained in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management as well as assumptions made by and information currently available to management. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results.

SOURCE: Timberline Resources Corporation

CONTACT:  Timberline Resources Corporation

          John Swallow, Chairman & CEO

          (208) 661-2518

          www.timberline-resources.com

This news release was distributed by PrimeZone, www.primezone.com

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